 Exhibit 99.2

MJ Harvest Appoints Two New Experienced Directors

LAS VEGAS, NV / March 11, 2022 / MJ Harvest, Inc. (“MJHI”) (OTCQB:MJHI) announced today that it has appointed Jason Roth and Rich Turasky to the company’s Board of Directors. Simultaneously with the appointment of Mr. Roth and Mr. Turasky to the company’s board, the company also announced the resignation of Jerry Cornwell as a member of its Board of Directors. Mr. Roth and Mr. Turasky join Patrick Bilton, David Tobias and Randy Lanier rounding out the five-member board.

“As part of our company’s ongoing expansion initiatives, I am thrilled that we have identified two outstanding independent directors in Jason Roth and Rich Turasky. Both of these directors bring extensive and relevant experience from their business careers. Their experience and the expertise they will bring to our board will only expand our ability to meet our growth initiatives over the short and long term,” said Patrick Bilton, Chairman and Chief Executive Officer of MJ Harvest Inc. “I would also like to thank Jerry Cornwell for his invaluable support and contribution to MJ Harvest.”

Mr. Bilton concluded, “The additions to our board announced today ensures that we should have the right balance of cannabis industry expertise and overall business experience to drive our expected corporate growth for our shareholders.”

These board additions enhance the recently announced licenses and purchases to operate a cannabis manufacturing facility in Colorado, an additional board appointment in Randy Lanier, 10% equity purchase of BLIP Holdings LLC, and a minority ownership interest in WDSY LLC.

Jason Roth sits on the Board of Directors for Next Frontier Pharmaceuticals which owns an FDA- approved cannabinoid drug known as Syndros as well as Next Frontier Beverages based in London, England. Mr. Roth also is Chief Executive Officer of Ackrell SPAC I, which recently announced a $904 million merger with Blackstone Products. Previously, Mr. Roth was Co-Founder, Chief Executive Officer and Chairman of the Board of Directors of Mile High Labs Inc, which was one of the world’s largest processors of cannabis. While at Mile High Labs, Mr. Roth grew revenues from zero to nearly $100 million in the first year of business. Mr. Roth previously was the Chief Executive Officer of a large scale multi-national device company, was a founder and Senior Vice President, Commercial Director, Compliance Director and Board Member of Brooklands Inc., a medical device OEM/ODM approved by the U.S. FDA, and was a founder, Chief Executive Officer and Chairman of the Board of Directors of Safeguard Medical Technologies, a leading OEM/ODM medical device manufacturer approved by the U.S. FDA. Mr. Roth owns numerous patents in the medical device sector.

Rich Turasky has been in the investment and finance business for 30 years, investing with both private and institutional investors. He has been the managing partner in more than 100 partnerships. Additionally, as an accomplished entrepreneur Mr. Turasky has been a founding shareholder in more than a dozen operating companies. Most recently, Rich was founding shareholder and board member of Next Frontier Holdings which recently acquired Benuvia Manufacturing, a leading synthetic pharmaceutical drug developer focused on pharma grade cannabinoids and psychedelics. Mr. Turasky, through Next Frontier Holdings, has also recently been a founding shareholder in SPAC and reverse merger transactions worth nearly $2 billion.

The company has also concurrently entered into a binding memorandum of understanding with Flight Ventures for advisory and business development services. Flight Ventures is owned by the new Directors Roth and Turasky. It is expected that Flight Ventures will refer acquisition candidates to the Company and will assist the Company with management and oversight of the opportunities they refer if and when such opportunities are acquired. Flight Ventures will be reimbursed expenses for due diligence and will be paid an acquisition fee equivalent to 20% of the value of the acquired opportunity at closing, plus 5% of the net revenues of the opportunity for eighteen months following the closing date.

It is expected that all expense reimbursements, compensation, and directors’ fees payable to Mr. Roth, Mr. Turasky, and/or Flight Ventures will be paid through issuance of the Company’s restricted common stock priced at 85% of the volume weighted average closing price for the immediately preceding 30 trading days.

Mr. Roth and Mr. Turasky will receive $50,000 each for undertaking their roles as Directors and will thereafter be compensated as Directors at the same rate applicable to the other Board Members. Currently, Board compensation is paid at the rate of $10,000 per quarter. Board compensation is currently paid in restricted common stock.

About MJ Harvest Inc.

MJHI cultivates, harvests, manufactures and sells cannabis products through its growing relationship with PPK. PPK sells and markets cannabis flower and edibles throughout Oklahoma and through a joint venture relationship with the Flandreau Santee Sioux Tribe in Flandreau, South Dakota. MJHI currently owns 25% of PPK with options to acquire up to 100% of PPK Investment Group at any time prior to March 31, 2023.

MJHI also acquires and markets products and technologies that are designed to benefit growers and processors in the horticultural and agricultural industries. MJHI launched www.procannagro.com to provide a professionally designed and maintained web-based marketing outlet for the company’s brands and technologies.

Forward-Looking Statements

This press release contains forward-looking statements and information. Although the forward- looking statements in this release reflect the good faith judgment of management, forward- looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. No assurances are, or can be given, that the parties will enter into a definitive agreement for any potential strategic acquisition, or that if such agreement is entered into, that the acquired business would be successful. Certain conditions to any closing of a potential acquisition would likely be outside of our control. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:

MJ Harvest, Inc.

9205 West Russell Rd., Ste. 240

Las Vegas, NV 89148

Telephone: 954.519.3115

Tcktsllc@earthlink.net

@HARVESTMJ